Exhibit 10.11

Summary Description of Hartman Commercial Properties REIT
Trustee Compensation Arrangements

Independent trustees of Hartman Commercial Properties REIT (the “Company”) are paid an annual fee of $5,000, $1,000 for each meeting attended, and $1,000 per quarter for committee meetings attended, payable (at the option of the trustee) in either cash or by issuing such trustees common shares of beneficial interest in the Company.

Although the Company has not granted any awards under its equity compensation plans to any of our trustees, the compensation committee may also grant options to purchase common shares or other incentive awards to members of the board of trustees.

All trustees are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of trustees.

Trustees who are not independent, by virtue of the fact that they are officers of Hartman Management, L.P., the affiliate management company which manages all of the Company’s operations, do not receive any separate compensation for services rendered as a trustee.